CASTLE BRANDS ANNOUNCES FISCAL 2012 FIRST QUARTER RESULTS
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Net Sales Increase 21% on Strong Case Sales Growth

NEW YORK— Castle Brands Inc. (NYSE Amex: ROX), a developer and international marketer of premium and super-premium branded spirits and wine, today reported financial results for the three months ended June 30, 2011.

Operating Highlights for quarter ended June 30, 2011:

•	Total case sales increased 19% to 70,119 cases compared to 58,810 cases in the prior fiscal year period

•	Rum case sales increased 17% on the momentum of Gosling’s Rum®, our largest selling brand

•	Liqueur case sales increased 19.4% led by Pallini Limoncello

•	Vodka case sales increased 22% on the momentum of Boru vodka sales in the U.S.

•	Quarterly U.S. case sales driven by organic growth and three new brands – Travis Hasse’s Original® Pie Liqueurs, A. de Fussigny ® Cognacs and Jefferson’s Rye

“The increased quarterly sales year-over-year confirms that our lineup of premium spirits brands is being well received by the market. This growth is being driven by increased case sales of some of our more profitable brands, such as Gosling’s rums and Pallini Limoncello. We continue to focus on expanding distribution, enhancing our consumer marketing activities and adding complementary brands to our portfolio in order to drive growth,” stated John Glover, Chief Operating Officer of Castle Brands.

“We are on the path towards long-term success, as we continue to reduce our quarterly loss year-over-year and drive increased total sales. The main driver of the lower costs is our strategy to streamline our corporate structure and effectively reduce distribution costs by focusing on the U.S. market and reducing overhead costs. We expect the full benefits of these cost savings efforts to be recognized in the current fiscal year,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands. “In June we completed a $7 million dollar private placement of Series A Preferred Stock which will support our capital needs to drive increased sales by expanding our distribution platform as well as making additions to our portfolio of premium brands.”

In the fiscal 2012 first quarter, the Company had net sales of $7.4 million, a 21% increase from $6.1 million in the prior year period. Net loss from operations was $1.4 million for the three months ended June 30, 2011, an improvement of 22.1% from $1.7 million for the comparable fiscal 2011 period. Including the $0.3 million deemed dividend recognized in June 2011 in connection with the Series A Preferred Stock transaction, the Company had a net loss attributable to common shareholders of $2.1 million, or $(0.02) per basic and diluted share, in the fiscal 2012 first quarter, compared to a net loss attributable to common shareholders of $1.7 million or $(0.02) per basic and diluted share, in the comparable fiscal 2011 period.

EBITDA, as adjusted, for the first quarter of fiscal 2012 improved to a loss of $1.1 million, compared to a loss of $1.5 million for the prior-year period.

Non-GAAP Financial Measures
EBITDA, as adjusted

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, non-cash compensation expense and net change in fair value of warrants payable is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands Inc.
Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Boru® Vodka, Pallini® Limoncello, Raspicello and Peachcello, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Betts & SchollTM wines, cc: winesTM, Celtic Crossing® Liqueur, Brady’s® Irish Cream, A. De Fussigny® cognacs, Travis Hasse’s Original®Liqueurs and TierrasTM tequila. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements
This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities and our cost reduction efforts, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2011 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

INVESTOR CONTACTS:
Todd Fromer / Garth Russell
KCSA Strategic Communications
(212) 896-1215 / (212) 896-1250
tfromer@kcsa.com / grussell@kcsa.com
www.kcsa.com

(Financial Tables Below)

CASTLE BRANDS INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three months ended June 30, (unaudited)
	2011	2010
Sales, net*	$7,392,384	$6,110,495
Cost of sales*	4,646,095	3,884,551
Reversal of provision for obsolete inventory	—	(24,589)

Gross profit	2,746,289	2,250,533

Selling expense	2,606,781	2,511,453
General and administrative expense	1,268,400	1,244,999
Depreciation and amortization	228,145	235,731

Loss from operations	(1,357,037)	(1,741,650)

Other income	—	957
Loss from equity investment in non-consolidated affiliate	(17,457)	—
Foreign exchange (loss) gain	(122,076)	57,515
Interest expense, net	(177,541)	(25,543)
Net change in fair value of warrants payable	(24,874)	—
Income tax benefit	37,038	37,038

Net loss	(1,661,947)	(1,671,683)
Net income attributable to noncontrolling interests	(105,064)	(51,125)

Net loss attributable to controlling interests	(1,767,011)	(1,722,808)

Dividend to preferred shareholders	(329,460)	—

Net loss attributable to common shareholders	$(2,096,471)	$(1,722,808)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.02)	$(0.02)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	107,202,145	108,103,518

* Sales, net and Cost of sales include excise taxes of $1,215,619 and $1,060,396 for the three months ended June 30, 2011 and 2010, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES

Reconciliation of Net Loss to EBITDA, as adjusted

	Three Months ended June 30,
	2011	2010
Net loss attributable to common shareholders	$(2,096,471)	$(1,722,808)

Adjustments:
Interest expense, net	177,541	25,543
Income tax benefit	(37,038)	(37,038)
Depreciation and amortization	228,145	235,731

EBITDA (loss)	(1,727,823)	(1,498,572)

Allowance for doubtful accounts	6,911	14,800
Allowance for obsolete inventory	—	(24,589)
Stock-based compensation expense	31,777	36,289
Other income	—	(957)
Loss from equity investment in non-consolidated affiliate	17,457	—
Foreign exchange (loss) gain	122,076	(57,515)
Net change in fair value of warrants payable	24,874	—
Net income attributable to noncontrolling interests	105,064	51,125
Dividend to preferred shareholders	329,460	—

EBITDA, as adjusted	(1,090,204)	(1,479,419)

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